    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2000

                                                      REGISTRATION NO. 333-95449

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 POST-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   IBP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                                    42-0838666
                (State or other jurisdiction                                       (I.R.S. Employer
             of incorporation or organization)                                   Identification No.)

                             800 STEVENS PORT DRIVE
                        DAKOTA DUNES, SOUTH DAKOTA 57049
                                 (605) 235-2061
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------
                               SHEILA HAGEN, ESQ.
                         VICE PRESIDENT-GENERAL COUNSEL
                                   IBP, INC.
                             800 STEVENS PORT DRIVE
                        DAKOTA DUNES, SOUTH DAKOTA 57049
                                 (605) 235-2061

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:
                               JAMES J. JUNEWICZ
                              MAYER, BROWN & PLATT
                            190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603
                                 (312) 782-0600

    Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] File No. 33-64459

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


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                                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING       REGISTRATION
             TO BE REGISTERED                 REGISTERED(1)      SECURITY(2)(3)(4)        PRICE(2)(3)              FEE(5)
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Debt Securities...........................     $50,000,000              100%              $50,000,000             $13,200
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(1) In United States dollars or the equivalent thereof in a foreign or composite currency.

(2) Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee.

(3) Or, if any Debt Securities are issued (i) at an original issue discount, such greater principal amount as shall result in an aggregate offering price equal to $50,000,000 or (ii) with a principal amount denominated in a foreign or composite currency, such principal amount as shall result in the aggregate offering price equivalent to $50,000,000 at the time of the offering.

(4) Plus accrued interest, if any.


(5) Previously paid.

                            ------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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     This registration statement on Form S-3 is being filed by IBP, inc. pursuant to Rule 462(b) under the Securities Act of 1933. The contents of Registration Statement No. 33-64459, including amendment number one thereto, are hereby incorporated herein by reference.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN DAKOTA DUNES, STATE OF SOUTH DAKOTA, ON JANUARY 26, 2000.

                                          IBP, inc.

                                          By:    /s/ ROBERT L. PETERSON
                                            ------------------------------------
                                                     Robert L. Peterson

                                                 Chairman of the Board and

                                                  Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 26, 2000.



                       SIGNATURE                                             TITLE
                       ---------                                             -----

                 /s/ ROBERT L. PETERSON                   Chairman of the Board and Chief Executive
--------------------------------------------------------  Officer (principal executive officer)
                   Robert L. Peterson

                           *                              Chief Financial Officer
--------------------------------------------------------
                     Larry Shipley

                           *                              Vice President and Controller (principal
--------------------------------------------------------  accounting officer)
                     Craig J. Hart

                           *                              President, Chief Operating Officer and
--------------------------------------------------------  Director
                    Richard L. Bond

                           *                              Director
--------------------------------------------------------
                    John S. Chalsty

                                                          Director
--------------------------------------------------------
                 John J. Jacobson, Jr.

                           *                              Director
--------------------------------------------------------
                     Wendy L. Gramm


                                                          Director
--------------------------------------------------------
                   Martin Massengale

                           *                              Director
--------------------------------------------------------
                    Eugene D. Leman

                           *                              Director
--------------------------------------------------------
                     JoAnn R. Smith

                                                          Director
--------------------------------------------------------
                     Michael Sanem

              *By: /s/ ROBERT L. PETERSEN
   --------------------------------------------------
                   Robert L. Petersen
                    Attorney-in-fact


**by power of attorney filed with Registration Statement No. 33-64459

                               INDEX TO EXHIBITS

                                                                             SEQUENTIAL PAGE
  EXHIBITS                                                                       NUMBERS
  --------                                                                   ---------------
Exhibit 5.1    Opinion of Sheila Hagen as to the legality of the Debt
               Securities*.................................................
Exhibit 23.1   Consent of PriceWaterhouseCoopers LLP*......................
Exhibit 23.2   Consent of Sheila Hagen (included in her opinion filed as
               Exhibit 5.1)*...............................................
Exhibit 24.1   Power of Attorney (Filed with Registration Statement No.
               33-64459)...................................................

---------------

 * Previously filed.